Exhibit 10.2

Employment Agreement
by and between
Velocity Global Switzerland GmbH
Kanzleistrasse 18
8004 Zürich
hereinafter the „Employer” or the “Company”
and
Mr. Luciano Fernández Gomez
[***]
Citizenship: Spanish
hereinafter the „Employee”
I.Permit for staff leasing
On 19 March 2021, the Company Velocity Global Switzerland GmbH was granted of a permit to lease staff in accordance with the Swiss Federal Employment Service Act (AVG), issued by the Office for Economy and Labor of the Canton of Zurich.
II.General provisions
A. Scope of application
(1)This Employment Agreement regulates the employment relationship between the Employer and the Employee. It governs the assignment of the Employee to the company of the respective customer of the Employer (“Assignment Company”).
(2)The Employee will perform the work assignment at the following Assignment Company:
Klaviyo, Inc.
•The Employee’s place of work will be [***]. The Assignment Company reserves the right to relocate the Employee to another appropriate place of work but without changing the Employee’s salary entitlement.
•Employee’s function: Interim Executive Officer
•Type of work to be performed:

providing the Assignment Company’s senior leadership team with guidance, feedback and coaching;
assisting with recruiting and evaluating prospective employees and/or prospective members of the Assignment Company’s board of directors (the “Board”);
participating in regular telephone conferences and meetings with senior management and/or members of the Board regarding the Assignment Company’s business and responding to emails in the interim;
in person meetings (Boston or otherwise);
and collaborating with the Assignment Company on projects of mutual interest.
•Weekly working hours: 42, performed on five days per week (Monday through Friday) at times desired by the Employee in compliance with the blocking times set by the Assignment Company.
•Responsible contact person: Andrew Bialecki, [***], Chief Executive Officer.
The Employee’s responsibilities are specified by the Assignment Company. The Employee’s responsibilities may, at any time, be modified by the Assignment Company to assume other responsibilities. The other terms applicable to the Employee shall not be affected by such modification.
The Employee shall report to Chief Executive Officer or to another person designated by the Employer or the Assignment Company.
(3)Applicable CBAs:
X    The Assignment Company is not subject to a universally binding CBA.
(4)Immigration Provisions
•If, and for as long, Employee depends on a specific immigration/residence or work permit status in order to be allowed to work for Employer, this contract of employment will be dependent on the Employee obtaining and keeping such status or permit.
•This Agreement will terminate automatically, on expiration or termination of Employee’s work permit-status or turn void if such legal status cannot be obtained from the designated authorities upon commencement of this contract. In this case, the Employee agrees to not hold the Employer in any form responsible for any costs or liabilities that may come forth out of Employee’s prolonged presence in Switzerland, after the date of termination of this Agreement.
B. Universally binding Collective Bargaining Agreements
If the Assignment Company is subject to a universally binding Collective Bargaining Agreement, the Employer must also comply with its wage and working time regulations vis-à-vis the Employee. If a universally binding Collective Bargaining Agreement provides for a mandatory contribution to further training and enforcement costs or if the Collective Bargaining Agreement on Staff Leasing is applicable, both the Employer and the Employee must pay the contributions provided for in the respective Collective Bargaining Agreement.

III.Rights of the Employee
A. Wages
(1)The Employee is paid a gross salary CHF 800,000 per annum made up of 13 equal parts of CHF 61,538.46. As per art. 327c CO, the salary includes CHF 500 per month as home office allowance.
(2)Wages, expenses and overtime compensation are paid at the end of each month. The 13th monthly salary is paid prorated on a monthly basis. Payments are made to a Swiss postal giro or bank account to ensure the smooth processing of salary payments.
(3)Further payments Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be on a voluntary basis, it being understood that even repeated payments without the reservation of their voluntary nature shall not create any legal claim for the Employee, either in respect to their cause or their amount either for the past or for the future.
(4)The Employee will receive a detailed payroll accounting with the statutory and/or contractual social deductions, i.e. in particular
•AHV/IV/EO;
•ALV;
•Insurance against non-occupational accidents;
•Insurance against loss of earnings in case of illness;
•Any withholding tax;
•Any pledge of salary claims (limited in accordance with Art. 325 CO)
•Employee contribution to training and enforcement costs of 0.4% of salary, provided that salary is below the maximum insured income according to SUVA (currently CHF 148,200)
•Deductions for occupational benefits (BVG) as soon as the Employee is subject to it. The conditions of participation as well as the rates of the deductions are set out in a special BVG information sheet.
(5)The Employer pays:
•50% of the AHV/IV/EO/ALV contributions;
•50% of the contribution to the 2nd pillar (BVG);
•50% of the premium for loss of earnings insurance in the event of illness (daily illness benefit insurance); the monthly insurance premiums currently amounts to 0.5045% of monthly gross salary, of which the Employer and Employee each pay 50%
•100% of the contribution to the insurance against occupational accidents.
(6)Repayment obligation
Should the Employee have received any payment in excess of the Employee’s actual entitlement, the Employee shall, upon the Employer’s first request, pay back such excessive amount to the Employer. Payments that the Employer, without being in any error, declares as voluntary, shall not be covered by this repayment obligation.
B. Child allowances
For each child, the Employee is entitled to family allowances in accordance with the Federal Act on Family Allowances (FamZG) and the applicable cantonal laws. The family allowance in accordance with FamZG is at least CHF 200.00 per month for children up to 16 years of age (child allowance) and at least CHF 250.00 per month for 16 to 25-year-old children and young people (education allowance). Only one allowance of the same type is paid for the same child. The cantons may provide for higher minimum rates. The family allowance is paid at the end of each month with the salary. In order to be eligible for the family allowance, the Employee must present the family card and any other necessary documents when taking up employment or when the child is born.
C. Extra hours and overtime
(1)Working hours which are performed in accordance with the instructions of the Employer and/or the Assignment Company beyond the working hours agreed in this Employment Agreement shall be considered extra hours. They will not be compensated by time off or any payment. If, however, the Collective Bargaining Agreement on Staff Leasing applies, the Employee shall compensate such extra hours by time off of equal duration at times indicated by the Employer and/or the Assignment Company or, at the Employer’s choice, will be paid out at the ordinary hourly rate (i.e. without any surcharges).
(2)Hours worked in accordance with the instructions in the Assignment Company in excess of the maximum working hours under Labor Act are considered overtime - if the Employee is subject to the Labor Act. The Employee undertakes to comply with the provisions of the Labor Act. According to these regulations, overtime may not exceed 2 hours per day, except on work-free working days or in emergencies, and may not exceed 170 hours per calendar year if the maximum weekly working time is 45 hours or 140 hours if the maximum weekly working time is 50 hours. The daily working time must be within a period of 14 hours, including breaks and overtime. Work on Sundays, public holidays and during the night may only be carried out in exceptional cases and on the basis of an official permit. The Employee is obliged to inform the Employer immediately if the Assignment Company orders working hours that violate the legal regulations. Such hours may only be worked with the Employer’s written consent. In the absence of such approval, the Employee may be refused recognition of the hours worked for the unlawful overtime.
Overtime is compensated within a period of 12 months by free time of at least the same duration at times indicated by the Employer and/or the Assignment Company. If such compensation is not possible, they will be compensated with a 25 % salary surcharge provided, however, that no compensation will be paid for the first 60 overtime hours performed per calendar year of the Employee is an office employee, a technician or other staff member.
(3)With the exception of the Employee’s obligation to comply with the provisions of the Labor Act, the above clause III.C.(2) shall not apply if the Collective Bargaining Agreement on Staff Leasing is applicable. In such cases, any working time in excess of 9.5 hours per day or 45 hours per week respectively shall be considered overtime and shall be paid on weekdays with a 25% wage supplement and on Sundays with a 50% wage supplement. The surcharges are not cumulative.
D. Probationary Period
(1)The first 3 months of the employment relationship are considered a probationary period.

(2)If the probationary period is effectively shortened due to illness, accident or fulfilment of a legal obligation, the probationary period will be extended accordingly.
E. Holiday leave
The Employee is entitled to 4 weeks (20 days) of paid holiday leave per year. For Employees up to the age of 20 and from the age of 50 the holiday leave entitlement is 5 weeks. If the applicable Collective Bargaining Agreements provides for longer holiday leave entitlements, these shall apply. For an incomplete year, the holiday leaves are granted pro rata temporis.
F. Public Holidays
(1)For the duration of the Employment Agreement, only official holidays at the place of work which fall on a working day and which are treated as Sundays shall be compensated in proportion to the average daily wage for the week containing the holiday (irregular overtime and bonuses not included). With the exception of August 1, these public holidays are governed by the cantonal regulations applicable to the Assignment Company. In accordance with Art. 20a of the Labor Act (ArG), August 1 is treated as a Sunday.
(2)Compensation for loss of salary is paid if the employment relationship has lasted for more than 13 weeks without interruption.
G. Accident
(1)On the way to work and during the assignment in the Assignment Company, the Employee is insured by the Swiss National Accident Insurance Fund (SUVA) against occupational accidents in accordance with the valid legal regulations (see SUVA information sheet). The insurance begins when the Employee starts work and ends on the last working day (supplementary cover in accordance with Art. 3 Para. 2 of the Accident Insurance Act, UVG). Non-occupational accidents are covered if the weekly working time is at least 8 hours.
SUVA benefits replace the obligation to pay wages in accordance with Art. 324a Swiss Code of Obligations (CO). From the moment the accident is recognized by SUVA, the Employer pays 80% of the Employee’s salary during the waiting period, in application of Art. 324b para. 3 CO.
The SUVA regulations and the UVG are decisive for the scope, services and reservations. The relevant regulations can be viewed in the office of the Employer.
In the event of an accident, the Employer may require the Employee to undergo a medical examination. The physician is appointed either by the Employer or by SUVA. The Employee herewith releases doctor from the medical secrecy to the extent required for the Employer to understand its rights and obligations towards the Employee.
Within 31 days after termination of employment, the Employee may request SUVA to take out individual insurance against accidents with SUVA.
In the case of non-occupational accidents that are excluded from SUVA as exceptional hazards and risks within the meaning of Art. 39 UVG and Art. 49 and Art. 50 of the Ordinance on Accident Insurance (UVV), the Employer is not obliged to pay wages (Art. 324a CO).

H. Illness
(1)In the case of an inability to work due to illness or accident, the Employee may be required to substantiate the Employee’s inability to work after three (3) working days with a medical certificate.
(2)The Employee is insured for loss of earnings due to illness from the start of work until the end of the employment Agreement in accordance with the VVG (Federal Insurance Agreements Act). The Employer pays 50% of the insurance premiums.
(3)The insurance benefits as well as the Employer’s continued salary payment as set forth under (5) replace the salary payment obligation pursuant to Art. 324a CO.
(4)A valid medical certificate, which must be presented within three days, as well as recognition by the insurance company, is a prerequisite for the provision of benefits.
(5)The loss of earnings shall be paid from the 31st day of illness and, during the period of 900 days per case, shall amount to a maximum of 730 days less the waiting period, which must be passed in any case and shall be deducted from the duration of benefits, 80% of the salary subject to Old age and invalidity insurance (AHV), but limited to a maximum of CHF 300,000 and, in the case of salaries exceeding CHF 250,000, subject to a successful health examination. After termination of the Agreement, insurance coverage is only available for illnesses that occur during the period of employment and the compensation might be limited due to reduced loss of income; new incapacities to work are only covered if the Employee exercises the right to transfer to the individual insurance. In addition, reference is made to the general terms of insurance in force at the time, which may exclude or limit insurance coverage (e.g. for pre-existing illnesses, illnesses caused by gross negligence, stays outside Switzerland and the Principality of Liechtenstein, or age beyond the ordinary retirement age). From the 1st to the 30th day of illness, the Employer will pay 80% of the daily earnings to an Employee who is prevented from working due to illness through no fault of their own, provided the employment relationship has lasted for more than three months or was entered into for a fixed period of more than three months.
(6)In case of partial incapacity to work, the daily illness benefit is paid proportionally, provided that the incapacity to work is at least 25%. There is no entitlement to benefits if the incapacity for work is less than 25%.
(7)The Employer may at any time require the Employee to be examined by a physician designated by the Employer, who is bound by medical secrecy. However, the Employee shall release the physician from medical secrecy to the extent necessary for the assessment of the Employer’s rights and obligations.
(8)Within 90 days after termination of the employment the Employee may request to be individually insured at the Employee’s own expense with the Employer’s insurance against loss of earnings.
I. Military, civil defense and community service
During compulsory service in the army, civil defense or alternative civilian service in accordance with federal legislation, the Employee receives compensation of 80% of the actual loss of earnings, calculated on the basis of the contractually agreed normal working hours, for a maximum of 4 weeks per year. For this period, the Employer is entitled to the claims from the income compensation scheme. If the benefits of the income replacement scheme exceed the benefits of the Employer, the difference is due to the Employee. After 2 years of uninterrupted employment, the Employee receives 80% of the salary according to the Bernese scale. In all other cases, the Employee receives only the compensation from the compensation fund. The registration card must always be completed and handed over to the Employer. If, for administrative reasons, SUVA, enforcement and further training contributions are deducted from the employee’s income compensation benefits, these contributions will not be reimbursed. The compensation for loss of earnings pursuant to this paragraph shall be deemed to have been reduced by these contributions.
J. Pregnancy and child birth
(1)Pursuant to Article 16b et seq. of the Federal Compensation for Loss of Earnings Act, EOG, female Employees shall be entitled to maternity compensation if they were insured within the meaning of the Federal Law on Old Age and Survivors’ Insurance (AHVG) for the nine months immediately preceding the birth, have been gainfully employed for at least five months during this period and are still employees at the time of the birth.
(2)The right to compensation arises on the day of the birth. During the maximum 14-week maternity leave, the mothers shall receive 80% of the average earned income earned before the beginning of the entitlement to compensation. The maternity compensation is paid in the form of a daily allowance (max. 98 daily allowances) which is caped at CHF 220 per day. The entitlement ends prematurely if the mother resumes work.
(3)Loss of earnings in the event of illness-related absences during pregnancy shall be paid in accordance with Section III. I. above as a normal illness.
K. Other Parent’s Leave
(1)Pursuant to Article 16j et seq. of the Federal Compensation for Loss of Earnings Act, EOG, the other parent of the new born child shall be entitled to compensation for the other parent if they were insured within the meaning of the Federal Law on Old Age and Survivors’ Insurance (AHVG) for the nine months immediately preceding the birth of the child, have been gainfully employed for at least five months during this period and are still employees at the time of the birth. An Employee is entitled to compensation paid by the government insurance and if the Employee is the other legal parent at the time of the birth of the child or becomes the other legal parent within six months of the child’s birth.
(2)The other parent has a right to take two weeks of other parent’s leave within a six month period from the birth. The leave can be taken consecutively or by taking single days off. During the two weeks other parent’s leave, the other parent shall receive 80% of the average earned income earned before the beginning of the entitlement to compensation. The other parent compensation is paid in the form of a daily allowance (max. 14 daily allowances) which is capped at CHF 220 per day.
(3)Pursuant to Article 16k of the Federal Compensation for Loss of Earnings Act, EOG, if the mother dies on the date of birth or the 97 days following the birth of the child, the other parent has a right to take an additional 14 consecutive weeks of other parent’s leave starting on the day of the mother’s death. The running of the six month period during which the other parent’s leave has to be taken as per paragraph (2) above is interrupted during the leave. During the 14 weeks other parent’s leave, the other parent shall receive 80% of the average earned income earned before the beginning of the entitlement to compensation. The other parent compensation is paid in the form of a daily allowance (max. 98 daily allowances) which is capped at CHF 220 per day. The entitlement ends prematurely if the other partner resumes work.
L. Child Care Leave
(1)Pursuant to Article 16n et seq. of the Federal Compensation for Loss of Earnings Act, EOG, parents of a minor child whose health is seriously impaired due to accident or illness and who interrupt gainful employment to care for the child if they are employees at the time they interrupt gainful employment are entitled to child care leave compensation paid by the government insurance.
(2)The parents have a right to take an aggregate of 14 weeks of child care leave within a 18 month period starting from the first day for which child care leave benefits are obtained. Unless agreed differently, each parent is entitled to 7 weeks of child care leave. The leave can be taken consecutively or by taking single days off. During the child care leave, the parent shall receive 80% of the average earned income earned before the beginning of the entitlement to compensation. The child care leave compensation is paid in the form of a daily allowance (max. 98 daily allowances) which is capped at CHF 220 per day.
M. Adoption Leave
(1)Pursuant to Article 16t et seq. of the Federal Compensation for Loss of Earnings Act, EOG, persons who take in a child under the age of 4 for adoption and who are employees at the time they take in the child for adoption are entitled to adoption leave compensation paid by the government insurance.
(2)In case of joint adoption, the two parents together have a right to take an aggregate of 14 days of adoption leave within a 12 month period starting from the day on which the child has been taken in for adoption. Unless agreed differently, each parent is entitled to 7 days of adoption leave. The leave can be taken consecutively or by taking single days off. During the adoption leave, the parent shall receive 80% of the average earned income earned before the beginning of the entitlement to compensation. The adoption leave compensation is paid in the form of a daily allowance (max. 14 daily allowances) which is capped at CHF 220 per day.
N. Occupational pension plan
In the case of an Employment Agreement for an indefinite period of time or for a period of more than three months, the Employee is subject to the payments according to the Federal Law on Occupational Retirement, Surviving Dependants’ and Disability Pension (BVG) from day one. If an Employment Agreement of less than three months’ duration is extended beyond this period, the BVG-payments apply from the date of extension of the Agreement.
Employees with support obligations towards children and/or who have an indefinite term employment and who are subject to the Collective Bargaining Agreement on Staff Leasing,

are insured in the pension fund from the first day. All other Employees who are subject to the Collective Bargaining Agreement on Staff Leasing can voluntarily insure themselves in the pension fund from the first day of employment.
O. Justified absences
•In the case of justified absences, the temporary Employee is usually entitled to compensation for loss of earnings. This is calculated in proportion to the average daily earnings for the week in which the event takes place and is paid up to the amount of normal daily working hours (overtime and allowances not included; where weekly or monthly wages have been agreed, these are paid without deductions). The following absences are compensated:
•Marriage of the Employee: 3 days
•Marriage of one of the Employee’s children: 1 day
•Necessary care of a family member or life partner with a health impairment: up to 10 days (up to 3 days per occurrence)
•Military Inspection: ½ Day
•Fulfilment of legal obligations: necessary hours
•Death of a member of the Employee’s or the spouse’s own family: 3 days
•Care of the own sick child or a child living in the same household: up to 3 days
•Death of a close relative: 1 day
•Moving of the Employee: 1 day
A payment will only be made on the basis of adequate proof.
P. Transfer of the Employee
The Employee may transfer to the Assignment Company after termination of the employment Agreement.
IV.Duties of the Employee
A. Duty of care
(1)The Employee undertakes to carry out the work entrusted to him by the Assignment Company carefully and conscientiously.
(2)The Employee shall treat the materials, equipment, machines and tools entrusted to them for the performance of their duties with all due care.
(3)The Employee shall observe all safety and precautionary measures required for their work. The Employee shall make conscientious use of the means placed at the Employee’s disposal to protect the health and life of the personnel of the Assignment Company, and to this end shall comply with the issued regulations.
B. Duties of loyalty and confidentiality
The Employee shall devote their efforts exclusively to the Employer in furtherance of the Employer’s interests and those of the Assignment Company. Any engagement in additional occupations for remuneration or any participation in any kind of enterprise requires the written consent of the Employer. This shall not apply to the usual acquisition of shares or other stocks up to 5% of equity capital or 5% of voting rights exclusively for investment purposes. The acquisition of shares or other stocks in non-listed companies that maintain business relationships with the Employer or that compete with the Employer must in any case be approved in advance and in writing by the Employer. The Membership in the board of directors or supervisory board of other companies shall also require the prior written approval of the Employer.
The Employee shall during the period of employment with the Employer and after termination of the employment relationship, insofar as this is necessary to protect the legitimate interests of the Employer, keep secret any confidential information, in particular information concerning contractual arrangements, deals, transactions or any other affairs of the Employer, the Assignment Company or their affiliates as well as their respective employees, business partners and officers and will not use any such information for the Employee’s own benefit or the benefit of others. This obligation shall also exist with respect to any protected data and confidential information of third parties that the Employee gets to know as an employee of the Employer.
Upon termination of this Agreement, the Employee shall return to the Employer all files and any company documents concerning the business of the Employer, the Assignment Company and their affiliates in the Employee’s possession or open to the Employee’s access, including all designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, as well as any objects belonging to the Employer or to an affiliate of the Employer. Any retention right is excluded.
During the term of this Agreement as well as for a period of 12 months after the termination of the employment relationship, the Employee shall neither entice away nor solicit nor try to entice away or to solicit any customers of the Assignment Company or its affiliated companies for whom the Employee was active or with whom the Employee was in contact during the last 12 months prior to the effective termination of the Employee’s activity for the Employer, nor directly nor indirectly act on behalf of such a customer, for example as an employee, consultant, agent, corporate body or employee of a third party, nor submit an offer for such an activity. Upon each violation of the Employee’s obligations under this Section IV.B, the Employee shall pay to the Assignment Company a contractual penalty in an amount equal to the Employee’s last annual gross salary.
Payment of the contractual penalty does not relieve the Employee from observing the obligations under this Section IV.B. The Assignment Company is furthermore entitled to seek judicial enforcement of the Employee’s obligations and/or to claim damages. The Assignment Company shall have a direct claim under this paragraph against the Employee.
C. Instructions
Instructions of the Employer and the Assignment Company must be followed, whereby those of the Employer take precedence. During the assignment, the Employee must comply with the instructions of the Assignment Company, the company regulations and the practices of the Assignment Company.
D. Obligation to report
The Employee who has to interrupt the assignment or is unable to carry it out must report this immediately to the Employer and the Assignment Company. For each change in the duration of work, working hours, place of work, type of work or home address, an addendum to this Employment Agreement must be prepared and signed by the Employer and the Employee.
E. Controls
The Employee accepts to undergo objectively justified and legally permissible controls, be it by video camera, control of personal belongings, a check of the computer hard disk, etc., to which the Employees of the Assignment Company are also subject.
F. Non-competition
In accordance with Art. 340 para. 2 Swiss Code of Obligations (CO), if the Employee in the course of their employment acquires knowledge of the Assignment Company’s trade secrets and manufacturing secrets and/or has insight into the Assignment Company’s customer base, the Employee shall not to perform any activity competing with the Assignment Company during the term of this Agreement as well as after the term of this Agreement for a period of six (6) months. After the termination of this Agreement the non-compete covenant shall be limited to Switzerland and the field of Business
In particular, the Employee agrees:
•not to have, directly or indirectly, any financial or other interest in a business or company which develops, produces, markets or distributes products substantially similar to the products of the Assignment Company or its affiliated companies or renders services similar to those rendered by the Assignment Company or its affiliated companies;
•not to accept any part or full time employment in such a company or to act as a consultant or representative or in any other form for such a company;
•not to directly or indirectly establish or operate such a company.
The Employee understands that a violation of the obligations under this Section F might cause serious damage to the Assignment Company. Upon any breach of the Employee’s obligations under this Section IV.F, the Employee shall pay to the Assignment Company an amount equal to the Employee’s last annual gross salary as a contractual penalty. The payment of the contractual penalty does not relieve the Employee from the non-compete obligations. The Assignment Company’s right to claim damages is expressly reserved. Furthermore, the Assignment Company shall in any event be entitled to seek judicial enforcement of the Employee’s obligations. The Assignment Company shall have a direct claim under this Section IV.F.
V.Entering into force and termination
This Agreement shall be effective as of 5th November 2025 and last for an indefinite period.
The employment relationship can be terminated as follows:
•during the probationary period, this employment agreement may be terminated by either party at any time by respecting a notice period of 7 days

•after the end of the probationary period, this employment agreement may be terminated by either party by respecting a notice period of 1 month in the first year of service
•from the second year of service and up to and including the sixth year of service, this employment agreement may be terminated by either party by respecting a notice period of 2 months.
•after the seventh year of continuous service, this employment agreement may be terminated by either party by respecting a notice period of 3 months.
The notices can be effective as of any calendar day.
VI.Intellectual Property Rights
All intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights as well as any rights in know how ensuing from any work performed by the Employee during the term of the employment (hereinafter the “Intellectual Property Rights”), shall exclusively and directly vest in the Company. The Employee may not, without the Company’s written consent, disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer on behalf of a third party, or register the results of the Employee’s work.
Insofar as certain Intellectual Property Rights mentioned above should not vest in the Company by operation of law or based above, the Employee covenants that the Employee will transfer and, insofar as possible, hereby transfers to the Company such rights. The Company may however renounce such transfer or transfer back to the Employee any such Intellectual Property Rights at any time. If a transfer should not be possible under the applicable law, then the Employee shall grant to the Company a perpetual, transferable, royalty-free license to use and exploit such Intellectual Property Rights in any way the Company sees fit.
The Employee acknowledges that the salary includes reasonable compensation for the loss of Intellectual Property Rights.
The Company is entitled to transfer the Intellectual Property Rights in full or in part to any third party. The Company and such third parties are not obliged to mention the Employee as the author if they publish any computer programs or other works. They are free to make any modifications, translations and/or other adaptations and/or can refrain from making any publications.
VII.Data protection
(1)For the purpose of implementing the employment relationship, the Employer, as the responsible body, collects, processes and uses personal data of the Employee automatically at the beginning and during the employment relationship. In particular, the following categories of data (hereinafter referred to as “Data”) are involved: name, address, date of birth, pension insurance number, nationality, marital status, education, application, past conduct in the Company, function title, job, area of experience, details on wages, performance appraisals, salary overviews, vacation days, information on the status of the employment relationship (terminated/ongoing).
(2)The Employee’s data will be passed on to external service providers, Excent as the Employer’s payroll provider, and/or its subsidiaries as well as the Assignment Company (hereinafter referred to collectively as “Contractors”), on the basis of written agreements that specify details of data collection, processing or use, technical and organizational measures and any subcontractual relationships which will assist the Employer in achieving the purposes described. The Contractors will be carefully selected by the Employer with special regard to the suitability of the technical and organizational measures taken by them and will be checked for compliance with these measures. If a Contractor is located in a country with an inappropriate level of data protection within the meaning of the Swiss Data Protection Act, the Employer shall ensure through appropriate contractual agreements that an appropriate level of data protection is established between the Employer and the Contractor.
(3)The Employee authorizes the Employer to keep the Employee’s application file and to process data concerning the Employee in the Employer’s computer systems, as well as to forward the Employee’s file to other branches and the Assignment Company or its affiliates and legal successors. The Employer is also authorized to obtain information from the previous employers. This authorization can be revoked in writing at any time.
VIII.Place of jurisdiction and applicable law; Miscellaneous
The ordinary Swiss courts shall have jurisdiction for any disputes arising from the present Employment Agreement.
The court at the domicile or registered office of the defendant or at the place where the Employee habitually carries out the work shall have jurisdiction (Art. 34 para. 1 CPC). In addition, the court at the place of business of the Assignment Company has jurisdiction (Art. 34(2) CPC).
Swiss law is applicable to the present Employment Agreement.
Should any provision of this Agreement be invalid, the validity of the remaining provisions shall not be affected. The parties undertake to replace the ineffective provision by an effective agreement which comes as close as possible to the ineffective provision in terms of interest and meaning.
The Employee confirms having read and understood this Employment Agreement and received a copy of it as well as the aforementioned information sheets.

Place, date: 30 October 2025 Zurich
/s/ Helen Van Der Corput Velocity Global Switzerland GmbH	/s/ Luciano Fernández Gomez Mr. Luciano Fernández Gomez